Exhibit 11.  Statement Re:  Computation of Per Share Earnings



           Three Months Ended     Six Months Ended     Twelve Months Ended

            8/2/97     8/3/96    8/2/97    8/3/96       8/2/97      8/3/96
            ------     ------    ------    ------       ------      ------

                   (In thousands, except for per share data)

Net (loss)
Income     $(16,581)  $  554   $ (19,764)   $  (591)   $ (12,909)   $ 6,392


Weighted
average
shares
outstanding
during the
period      15,622    15,817     15,613       15,814      15,658     15,793


Net (loss)
income per
common
share      $(1.06)    $0.04     $(1.27)      $(0.04)      $(0.82)     $0.40
           =======    =====     =======      =======      =======     =====